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                                                                      Exhibit 23



The Board of Directors
Firstar Corporation:



We consent to incorporation by reference in the Registration Statements Nos. 33-38830, 33-41030, 33-3432 and 33-19830 on Form S-8 of Firstar Corporation of our report dated January 20, 1994, relating to the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993, Annual Report on Form 10-K of Firstar Corporation.



                                                KPMG PEAT MARWICK



Milwaukee, Wisconsin
March 18, 1994